Exhibit 5.1

November 10, 2006

HEALTH SCIENCES GROUP, INC.
Howard Hughes Center
6080 Center Drive, 6th Floor
Los Angeles, California 90045

Attention: Fred Tannous, CEO

Re:	Health Sciences Group, Inc., (the “Company”) Registration Statement on Form S-8 for 12,600,000 shares of Common Stock
Dear Ladies and Gentlemen:

We have acted as counsel for the Company in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 12,600,000 shares of Common Stock, par value $.001 per share of Health Sciences Group, Inc., a Delaware corporation, consisting of 12,600,000 shares of Common Stock (the “Plan Shares”) issuable under the Health Sciences Group Inc., 2006 Stock Option, Deferred Stock and Restricted Stock Plan (the “Plan”), the forms of agreement that are attached to the Registration Statement as Exhibits 4.2 and 4.3 and which the Company has advised us that it will use when awards are granted under the Plan.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Plan, the Company’s Certificate of Incorporation and Bylaws as amended, and the corporate action of the Company that provides for adoption of the Plan and the reservation of the Plan Shares by the Company to be issued upon the exercise of options and other awards granted thereunder and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. Our opinion further assumes that the Company does not subsequently authorize by action of its board of directors the issuance for some other corporate purpose of Plan Shares reserved under the Plan. We have not verified any of those assumptions.

Health Sciences Group, Inc.
November 10, 2006

Our opinion set forth below is limited to the Delaware General Corporation Law (“DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinion as to the DGCL is based solely on a review of the official statutes of the state of Delaware and the applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Based upon and subject to the foregoing, it is our opinion that the Plan Shares are duly authorized for issuance by the Company and, when issued and paid for in accordance with the terms of the Plan and the respective agreements applicable to the options and awards granted thereunder and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ KIRKPATRICK & LOCKHART NICHOLSON GRAHAM

KIRKPATRICK& LOCKHART NICHOLSON GRAHAM